Exhibit 99.1

Investor Contact:	Press Contact:
Centra Software, Inc.	Centra Software, Inc.
Kristine Mozes/781-869-4162	Ellen Slaby/781-994-1068
kmozes@centra.com	eslaby@centra.com

Centra Reports 2004 First Quarter Results

LEXINGTON, Mass. (April 28, 2004) – Centra Software, Inc. (NASDAQ: CTRA), a leading provider of specialized application software and services for online business collaboration, today announced financial results for the first quarter ending March 31, 2004.

First Quarter 2004 Results

Revenues for the first quarter were $8.6 million, compared with $9.7 million in the first quarter of 2003. Software license revenue for the first quarter was $2.5 million, representing 29 percent of total revenues. This compares with software license revenue of $4.4 million in the first quarter of 2003, representing 45 percent of total revenues. Both software services and professional services revenues grew in the first quarter, compared with the first quarter of 2003. Software services revenues were $2.4 million for the first quarter, or 28 percent of total revenues, representing a 29 percent increase over the same period last year. Maintenance and professional services revenues were $3.7 million in the first quarter, or 43 percent of total revenues, representing a 7 percent increase over the first quarter of 2003. Deferred revenue grew by approximately $695,000 in the first quarter of 2004 to a new high of $13.0 million.

Net loss for the first quarter of 2004 was $3.1 million, or $0.12 per share, compared with a net loss of $2.9 million, or $0.11 per share, for the first quarter a year ago. Gross margin percentage decreased by 180 basis points to 78.4 percent for the first quarter of 2004, compared with 80.2 percent in the first quarter of 2003.

Centra’s cash, cash equivalents, and short- and long-term investments totaled $34.9 million as of March 31, 2004, an increase of $122,000 compared with the end of the previous quarter in 2003 of $34.8 million. The Company’s days sales outstanding (DSO) was 48 days at the end of the quarter, compared to 59 days at the end of the previous quarter in 2003, reflecting strong collections on account receivables during the quarter.

CEO Comments

“We expected first-quarter revenues to follow the software industry’s historical seasonal patterns and be sequentially flat to slightly down; however, the quality of our pipeline was not as strong as we thought, and the strategy and organizational changes we began to implement during the quarter had a more disruptive impact than we expected on our ability to achieve our plan for the quarter. A portion of the miss was attributed to some sales orders slipping at the end of March, several of which have already been closed in April,” said Paul R. Gudonis, Centra’s President and CEO.

“At the end of 2003, we conducted a thorough and critical evaluation of the collaboration marketplace and how Centra was positioned among its competitors. As a result, we began to implement a new business strategy that we believe will enable us to become a leader in our target markets, significantly grow our annual revenues and achieve profitability. In the past quarter, we restructured the sales organization to improve execution and sales consistency, began to reposition Centra as a provider of value-added specialized applications, and developed and started to implement marketing strategies that would help us differentiate Centra from the rest of the online collaboration market. We believe these changes are essential for us to successfully execute on our long-term goals,” continued Mr. Gudonis.

“Although Centra’s transition is well underway, we now anticipate that it will take longer than we previously thought before we begin to see significant annual revenue growth as a result of our efforts. Feedback from our customers and industry analysts indicate that our new focus on providing specialized applications is the right strategy. We believe that by increasing the size of our customer base in our target markets, broadening our relationships with existing strategic customers and transitioning to a sales model that focuses on selling solutions and emphasizes term licenses and ‘software as a service,’ we will be able to build a more stable foundation for long-term growth. Through the successful execution of these goals, we expect to exit 2004 in a better position – with momentum behind our specialized applications, a larger enterprise customer base and better revenue visibility due to a higher percentage of our business being based on recurring revenue. We expect revenues for the second quarter of 2004 to be in the range of $9.5 million to $10.0 million, and loss per share to be in the range of $0.13 to $0.16. Since it will take more time for our investments to bear results, we no longer expect to grow revenues in the 25 to 30 percent range for the year. As we continue to transition toward our new strategy, we will provide updates on our progress. I realize that this represents a change in our short-term outlook, but we believe this is the right strategy for our long-term success,” said Mr. Gudonis.

First Quarter Highlights

•	Centra added new customers in the first quarter, including Royal Bank of Canada, TES Franchising and the University of California Medical School. The Company also expanded sales to its installed customer base with additional contracts at InfoGenesis, Sysco, Cendant and Iron Mountain as customers continue to expand their Centra deployments to more people within their companies.

•	Centra closed additional contracts with customers in international markets with the help of our reseller channel. In the first quarter, Centra signed new add-on business with Novartis in China, Tierturi in Finland, Formez in Italy and Ecole Veterinaire in France.

•	Centra forged new joint marketing and reseller agreements with conferencing product, services and solution providers, including AZ Technology, which specializes in information technology and Internet collaboration software; BrainSell, a leading provider of CRM applications; Corporate TeleLink Network (CTN), the premier distance education and production services network for the energy industry; and Internet University, which offers Internet-based distance learning and Web conferencing products and services. Centra announced an integration agreement with SAP AG to integrate Centra’s real-time collaboration application with the SAP® Learning Solution, a component of the mySAP™ Human Resources software suite.

•	Centra announced two key additions to its executive leadership team to help the company drive its international operations and third-party relationships. Charles Zaiontz joined as managing director of Centra for Europe, Middle East and Africa, and Alan May returned to Centra as vice president of business development.

First Quarter Conference Call

In conjunction with this release, Centra will host a conference call on Thursday, April 29, 2004 at 10:00 a.m. EST. The call will be simultaneously Webcast over the Internet. To access the Webcast, go to the Company’s Web site at www.centra.com/investorrelations.

About Centra

Online business collaboration solutions from Centra create workforce efficiencies and enable organizations to share and exchange business-critical information with geographically distributed customers, partners, prospects and employees. Centra’s solutions integrate real-time collaboration and departmental business processes with specialized applications that increase sales effectiveness, improve collaborative learning and accelerate enterprise application rollouts and customer acquisition initiatives. Currently available in 12 languages, Centra solutions can be deployed as on-site software or through its ASP service and are supported by an active ecosystem of value-added partners, including Siebel, PeopleSoft, SAP and Deloitte Consulting. Organizations across every major industry and market sector choose Centra, including Wyndham International, Weyerhaeuser, Underwriters Laboratories, BMW and Stanford University. Headquartered in Lexington, Massachusetts, Centra serves a worldwide customer base throughout the Americas, Europe, Asia and Australia. For more information, visit www.centra.com.

Safe Harbor Statement Regarding Forward-Looking Statements

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements about the beliefs and expectations of management regarding the Company’s future performance, the Company’s strategic initiatives, its ability to achieve and maintain a leadership position in real-time conferencing and collaboration, demand for the Company’s software services and management’s goals and objectives regarding future results of operations. These statements reflect management’s beliefs and expectations as of the date of this statement, and involve risk and uncertainties that may cause actual results, events and performance to differ materially. These risk factors include, but are not limited to, risks associated with the Company’s ability to successfully execute its strategic plan, uncertainty of market reaction to the Company’s sales and marketing efforts, product demand for and market acceptance of the Centra 7 collaboration platform and the Company’s other current and future products, the effect of economic conditions generally on the market for IT spending and for the Company’s products, the results of future research and development activities, the impact of competitive products and pricing, technological difficulties and/or other factors outside the control of the Company. There is no assurance that the Company will be able to implement its growth and operating plans as anticipated, or achieve its revenue and earnings goals. For a description of additional risks, and uncertainties, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003, which is available at http://www.centra.com/investorrelations. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Centra is a registered trademark of Centra Software, Inc. All other trademarks referenced herein are the property of their respective owners.

(Tables to Follow)

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	December 31, 2003	March 31, 2004
Assets
Current assets
Cash, cash equivalents and short-term investments	$28,888	$34,898
Accounts receivable, net	7,832	4,622
Prepaid expenses and other current assets	979	839

Total current assets	37,699	40,359

Long Term Investments	5,888	—
Property and equipment, net	1,664	2,022
Restricted cash	433	433
Other assets	111	66
Intangible assets, net	233	58

Total assets	$46,028	$42,938

Liabilities and stockholders’ equity
Current liabilities
Current maturities of long-term debt	$1,711	$1,343
Accounts payable	904	1,332
Accrued expenses	6,195	5,347
Deferred revenue	12,340	13,035

Total current liabilities	21,150	21,057

Long-term debt, net of current maturities	553	402

Total stockholders’ equity	24,325	21,479

Total liabilities and stockholders’ equity	$46,028	$42,938

CENTRA SOFTWARE, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2003 and 2004

(Unaudited)

	Three Months ended March 31, 2003	Three Months ended March 31, 2004
Revenues
License	$4,365	$2,531
Software services	1,843	2,371
Maintenance and professional services	3,475	3,734

Total revenues	9,683	8,636

Cost of revenues
License	140	77
Amortization of acquired developed technology	175	175
Software services	572	636
Maintenance and professional services	1,031	975

Total cost of revenues	1,918	1,863

Gross profit	7,765	6,773

Operating expenses
Sales and marketing	5,396	5,145
Product development	2,938	2,758
General and administrative	2,325	1,975
Stock compensation charges	107	15

Total operating expenses	10,766	9,893

Operating loss	(3,001)	(3,120)

Other income (loss), net	82	(18)

Net loss	$(2,919)	$(3,138)

Basic and diluted net loss per share	$(0.11)	$(0.12)

Weighted average shares outstanding
Basic and diluted	26,075	27,151

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